EXHIBIT 10.23

October 1, 1999

Mr. John P. Gandolfo
Executive Vice President of Finance
And Chief Operating Officer
Impath Inc. 521 West 57th Street, 6th Floor
New York, NY 10019

Dear John:

I am happy to accept your offer of employment with Impath Inc. and have enclosed a signed copy of your offer letter. I wanted to document some additional details of the offer based on notes from my discussions and negotiations with Skott Burkland and Lee Moldock on September 22 and 23 as follows:

•	My complete title will be Executive Vice President and Chief Information Officer.

•	Reasonable relocation costs to be reimbursed by Impath include, but are not necessarily limited to broker and other expenses to sell our Arizona home, costs to move my family and household goods from Arizona to Los Angeles, and fees associated with purchasing a Los Angeles home, including a reasonable number of mortgage points.

•	In accordance with Impath’s policy for senior executives, termination for other than gross negligence within the first 12 months of employment would result in 3 months base pay as severance. After 12 months of employment, severance would be 12 months of base pay.

In addition, I assume it would be acceptable to submit hotel expenses for my stays in Los Angeles prior to obtaining an apartment.

I am very excited to be starting with Impath on Monday!

Sincerely,

/s/ James B. Douglass
James B. Douglass, Ph.D.

AGREED TO BY:

IMPATH Inc.

/s/ John P. Gandolfo
John P. Gandolfo
CFO
10/2/99

EXHIBIT 10.23 Continued

September 28, 1999

Dear Jim:

I am pleased to offer you the position of Chief Information Officer for IMPATH Inc (“IMPATH”). In this capacity, you will be reporting directly to the President and Chief Executive Officer. The specifics of the position are as follows:

Responsibilities — The overall development of information products to be marketed and sold to pharmaceutical companies utilizing the Company’s various BioPharma, Information and Tumor Registry resources. In addition, you will be responsible for the overall management of systems including the Company’s clinical systems, database as well as any networking initiatives. With respect to this area, I assume you will work jointly and develop a transition plan with Dave Cammarata, our Vice President of Corporate Finance and Systems Management.

Base Compensation —You will receive an annual base salary of $220,000 which will be paid on a bi-weekly basis. In addition, you will be eligible for an annual bonus of up to $80,000 based upon the achievement of mutually agreed upon objectives which we will outline when you begin your employment at IMPATH.

Stock Options —Effective on your first day of employment, you will be granted an option to purchase 25,000 shares of IMPATH common stock at the fair market value on your first day of employment. The options are part of the Company’s 1999 Incentive Plan and will vest ratably over a 48-month period. As a member of IMPATH Senior Management, you will be eligible for future grants subject to the approval of IMPATH’s Compensation Committee.

Housing/Relocation Expenses —For a period of eight months, the Company agrees to reimburse you for the pre-approved cost for an apartment in the Los Angeles area. The Company will reimburse you for reasonable trips from Phoenix to Los Angeles and visa versa during this time period as well as for your reasonable relocation costs from Phoenix to Los Angeles at the end of the eight month period.

Employee Benefits —You will become eligible for all standard Company employee benefits including health, life and disability insurance coverage as well as enrollment in the Company’s 401K Plan.

Car Allowance —You will receive a monthly car allowance of $400, which amount is net of applicable withholding taxes.

Start Date —It is my understanding that you will join IMPATH on Monday, October 4, 1999.

We are looking forward to working with you and I genuinely hope our relationship will be a long and mutually rewarding one. If the terms outlined in this letter are acceptable to you, please sign one of the two copies and return it to me at your earliest convenience.

Sincerely,

/s/ John P. Gandolfo
——————————
John P. Gandolfo
Executive Vice President of Finance
And Chief Operating Officer